UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

_______________

Filed by the Registrant  ☒   Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AquaBounty Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 25, 2023

The 2023 annual meeting of stockholders of AquaBounty Technologies, Inc. (“we,” “us,” “AquaBounty” or the “Company”) will be held on May 25, 2023, at 8:30 a.m. Eastern Time. The annual meeting will be held entirely online to support the health and well-being of our partners, employees, and stockholders. You will be able to attend and participate in the annual meeting by visiting    www.meetnow.global/M29FZRP,  where you will be able to listen to the meeting live, submit questions, and vote. This year’s meeting is being held for the following purposes:

•

to elect seven directors to serve on our Board of Directors (our “Board”) for a one-year term of office until the next annual meeting of stockholders, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal (“Proposal 1”);

•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (“Proposal 2”);
•

to approve an amendment to our 2016 Equity Incentive Plan, as amended (the “2016 EIP”), to (i) increase the number of authorized shares of our common stock, $0.001 par value per share (“Common Stock”), issuable under the 2016 EIP from 1,900,000 to 4,300,000, and (ii) require stockholder approval for the repricing of outstanding awards or the cash buyout of outstanding awards (“Proposal 3”);

•	to approve, on a non-binding advisory basis, the compensation paid to our named executive officers (“Proposal 4”);
•	to approve, on a non-binding advisory basis, the frequency of future advisory votes to approve the compensation paid to our named executive officers (“Proposal 5”); and
•	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

After careful consideration, our Board recommends a vote “FOR” the election of each of the director nominees listed in Proposal 1, a vote “FOR” Proposals 2, 3 and 4, and a vote of “1 YEAR” for Proposal 5.

Only stockholders of record at the close of business on March 30, 2023, the record date, are entitled to notice of and to vote at the annual meeting or at any postponement(s) or adjournment(s) thereof.

Your vote is very important. Whether or not you plan to attend the annual meeting online, we hope you will vote as soon as possible. Please vote before the annual meeting using the Internet; telephone; or by signing, dating, and mailing the proxy card in the pre-paid envelope, to ensure that your vote will be counted. Please review the instructions on each of your voting options described in the accompanying proxy statement. Your proxy may be revoked before the vote at the annual meeting by following the procedures outlined in the accompanying proxy statement.

Sincerely,

Sylvia Wulf
President, Chief Executive Officer, and Director

Maynard, Massachusetts

April 6, 2023

Forward-Looking Statements

This proxy statement contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, that involve significant risks and uncertainties about AquaBounty. All statements other than statements of historical fact are forward-looking statements and AquaBounty may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “focus,” “will,” and “may,” similar expressions and the negative forms of such expressions to identify such forward-looking statements. These statements include, but are not limited to, our expectations regarding our personnel growth and risks of not approving and benefits of approving the Plan Amendment (as defined below).  Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not AquaBounty will be able to raise additional capital, market and other conditions, AquaBounty’s business and financial condition, and the impact of general economic, public health, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by AquaBounty, see disclosures contained in AquaBounty’s public filings with the Securities and Exchange Commission, including the “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You should consider these factors in evaluating the forward-looking statements included in this proxy statement and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and AquaBounty undertakes no obligation to update such statements as a result of new information, except as required by law.

i

2023 PROXY STATEMENT

2 Mill & Main Place, Suite 395

Maynard, Massachusetts 01754

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2023

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

This proxy statement and the accompanying form of proxy are being made available to the stockholders of AquaBounty Technologies, Inc. (“we,” “us,” “AquaBounty” or the “Company”) in connection with the solicitation of proxies by our Board of Directors (“Board”) for use at our annual meeting of stockholders to be held on May 25, 2023, at 8:30 a.m. Eastern Time and any adjournments, continuations or postponements thereof. The meeting will be held via a live webcast available at www.meetnow.global/M29FZRP, for the following purposes:

•

to elect seven directors to serve on our Board for a one-year term of office until the next annual meeting of stockholders, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal (“Proposal 1”);

•	to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (“Proposal 2”);
•

to approve an amendment to our 2016 Equity Incentive Plan, as amended (the “2016 EIP”), to (i) increase the number of authorized shares of our common stock, $0.001 par value per share (“Common Stock”), issuable under the 2016 EIP from 1,900,000 to 4,300,000, and (ii) require stockholder approval for the repricing of outstanding awards or the cash buyout of outstanding awards (“Proposal 3”);

•	to approve, on a non-binding advisory basis, the compensation paid to our named executive officers (“Proposal 4”);
•	to approve, on a non-binding advisory basis, the frequency of future advisory votes to approve the compensation paid to our named executive officers (“Proposal 5”); and
•	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

After careful consideration, our Board recommends a vote “FOR” the election of each of the director nominees listed in Proposal 1, a vote “FOR” Proposals 2, 3 and 4, and a vote of “1 YEAR” for Proposal 5.

Where can I obtain proxy-related materials and/or what should I do if I received more than one copy of the Notice and proxy materials?

A copy of our proxy materials is available, free of charge, on www.envisionreports.com/AQB,  the Securities and Exchange Commission (“SEC”) website at www.sec.gov, and our corporate website at www.aquabounty.com.   By referring to our website, we do not incorporate our website or any portion of that website by reference into this proxy statement. We have elected to provide access to our proxy materials over the Internet.  Accordingly, on or about April 6,  2023, we expect to send a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of the record date entitled to vote at our annual meeting.  The Notice will provide instructions on how to access our proxy statement and annual report, along with how to vote via the Internet or by telephone.  Instructions on how to request a printed copy of the proxy materials will also be provide in the Notice.  We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help minimize our costs associated with printing and distributing our proxy materials and lessen the environmental impact of our annual meeting of stockholders.

If your shares are held in more than one account at a brokerage firm, bank, broker-dealer, or other similar organization (a “broker and/or other nominee”), you may receive more than one copy of the proxy materials. Please follow the voting instructions on the proxy cards or voting instruction forms, as applicable, and vote all proxy cards or voting instruction forms, as applicable, to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. If you are a registered holder, you can accomplish this by contacting our transfer agent, Computershare, at (800) 736-3001 or in writing to Computershare Investor Services, PO. Box 43078,  Providence,  Rhode Island 02940-3078. If your shares are held in an account at a broker and/or other nominee, you can accomplish this by contacting that organization.

Why did multiple stockholders at my address receive only one copy of the Notice and proxy materials?

Some broker and/or other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice or set of proxy materials is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 2 Mill & Main Place, Suite 395, Maynard, MA 01754, Attention: Corporate Secretary or call us at (978) 648-6000. If you want to receive separate copies of the Notice or proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker and/or other nominee, or you may contact us at the above address or telephone number.

What is the quorum requirement to hold the annual meeting?

Our Common Stock is the only class of securities issued and outstanding and each holder of our Common Stock is entitled to one vote for each share of the Common Stock standing in the name of such stockholder on the books of the Company on the record date for the annual meeting.  Common stockholders of record at the close of business on March 30, 2023, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. The holders of a majority of the stock issued and outstanding and entitled to vote as of the record date, present in person or represented by proxy, will constitute a quorum at the annual meeting.  On March 30, 2023, the record date for the annual meeting, there were 71,338,938 shares of Common Stock issued and outstanding.

For purposes of determining the presence or absence of a quorum, abstentions and broker non-votes will be counted as present.  If a quorum is not present, or represented at the annual meeting, the stockholders entitled to vote at the annual meeting, present in person or represented by proxy, will have the power to adjourn the meeting from time to time until a quorum is present or represented.

What is the vote required for each of the proposals?

A summary of our annual meeting proposals and applicable vote standards is set forth below.  Proposal 1 requires a plurality vote. Proposals 2, 3, 4 and 5 require the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the meeting and entitled to vote. For Proposal 5, assuming a quorum is present, if a majority is not reached, the option that receives the most votes will be deemed the option selected by the stockholders.

Proposal	Vote Options	Vote Required	Effect of Withhold Votes or Abstentions	Broker Non-Votes (if any)

Election of Directors (Proposal 1)	FOR WITHHOLD	At least one FOR vote. Nominees receiving the highest number of “FOR” votes are elected. If nominees are unopposed, election requires only a single vote or more.	No Effect	No Effect

Ratification of Appointment of Independent Auditors (Proposal 2)	FOR AGAINST ABSTAIN	Majority of shares present and entitled to vote	Count as AGAINST vote	No Effect (1)

Amendment to our 2016 EIP (Proposal 3)	FOR AGAINST ABSTAIN	Majority of shares present and entitled to vote	Count as AGAINST vote	No Effect

Advisory Vote on Compensation of our Named Executive Officers (Proposal 4)	FOR AGAINST ABSTAIN	Majority of shares present and entitled to vote	Count as AGAINST vote	No Effect

Advisory Vote on the Frequency of Future Advisory Votes on Compensation of our Named Executive Officers (Proposal 5)	ONE YEAR TWO YEARS THREE YEARS ABSTAIN	The frequency receiving the votes of the holders of a majority of shares present and entitled to vote (2)	Count as AGAINST vote	No Effect

(1) This proposal is considered to be a “routine” matter. Accordingly, if you beneficially own your shares and do not provide voting instructions, your broker and/or other nominee has discretionary authority to vote your shares on this proposal.

(2) Assuming a quorum is present, if a majority is not reached, the option that receives the most votes will be deemed the option selected by the stockholders.

Broker Non-Votes

If you are a beneficial owner of shares held by a broker and/or other nominee and you do not instruct your broker and/or other nominee how to vote your shares, your broker and/or other nominee may still be able to vote your shares in its discretion.  Under the rules of the New York Stock Exchange, which are also applicable to Nasdaq-listed companies, brokers and/or other nominees that are subject to New York Stock Exchange rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under New York Stock Exchange rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker and/or other nominee has not received voting instructions from the beneficial owner of the shares and the broker and/or other nominee cannot vote the shares because the matter is considered “non-routine” under NYSE rules. Proposals 1, 3, 4 and 5 are considered to be “non-routine” under New York Stock Exchange rules such that your broker and/or other nominee may not vote your shares on those proposals in the absence of your voting instructions.  Conversely, Proposal 2 is considered to be a “routine” matter under New York Stock Exchange rules and thus if you do not return voting instructions to your broker and/or other nominee by its deadline, your shares may be voted by your broker and/or other nominee in its discretion on Proposal 2.

Your Vote

Your vote is very important.  Whether or not you plan to attend the annual meeting, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker and/or other nominee).

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are a stockholder of record and you received the proxy materials by mail with instructions regarding how to view our proxy materials on the Internet, how to receive a paper or email copy of the proxy materials, and how to vote by proxy.  You can vote via the live webcast of the annual meeting at www.meetnow.global/M29FZRP or by proxy. There are three ways stockholders of record can vote by proxy: (1) by telephone (by following the instructions on the proxy card; (2) by Internet (by following the instructions provided on the proxy card); or (3) by mail, (by completing and returning the proxy card enclosed in the proxy materials prior to the annual meeting). Unless there are different instructions on the proxy card, all shares represented by valid proxies (and not revoked before they are voted) will be voted as follows at the annual meeting:

•	FOR the election of each of the director nominees listed in Proposal 1 (unless the authority to vote for the election of any such director nominee is withheld);
•	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm as described in Proposal 2;
•

FOR the approval of an amendment to the 2016 EIP, as amended, to increase the number of authorized shares of Common Stock issuable from 1,900,000 to 4,300,000 and to require stockholder approval for the repricing of outstanding awards or the cash buyout of outstanding awards as described in Proposal 3;

•	FOR the approval of the non-binding advisory vote on the compensation paid to our named executive officers as described in Proposal 4; and
•	FOR a vote of 1 YEAR for the frequency of future non-binding advisory votes on our named executive officers' compensation as described in Proposal 5.

If you provide specific voting instructions, your shares will be voted as instructed.  Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until the polls close during the meeting.

Beneficial Owners of Shares Held in Street Name

If your shares are held in an account at a broker and/or other nominee, then you are the beneficial owner of shares held in “street name,” and such organization forwarded to you the proxy materials. There are two ways beneficial owners of shares held in street name can vote by proxy in accordance with the instructions provided to you by your broker and/or other nominee: (1) by mail, by following the instructions on the voting instruction form; or (2) by Internet, by following the instructions on the voting instruction form.

Although we do not know of any business to be considered at the annual meeting other than the proposals described in the proxy statement, if any other business is presented at the annual meeting, your signed proxy or your authenticated Internet or telephone proxy will give authority to each of Sylvia Wulf, David A. Frank and Angela M. Olsen to vote on such matters at his or her discretion.

YOUR VOTE IS IMPORTANT.  PLEASE VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON VIA THE LIVE WEBCAST.

How do I attend the meeting?

This annual meeting will be held virtually.  To attend and participate in the annual meeting, stockholders will need to access the live webcast of the meeting, available at www.meetnow.global/M29FZRP.

If you are a stockholder of record, you do not need to register to attend the annual meeting via the live webcast.  To attend, just follow the instructions on the notice or proxy card that you received.  We encourage you to access the meeting prior to the start time, leaving ample time for the check-in.

If you are a beneficial owner of shares held in “street name” as of the record date and wish to attend the annual meeting, whether you intend to vote your shares at the meeting or not, you must register in advance to do so. To register, you must submit proof of your proxy power (legal proxy from the broker and/or other nominee that holds your shares) reflecting your AquaBounty Technologies, Inc. holdings, along with your name and email address, to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 22, 2023. You will receive a confirmation of your registration by email after Computershare receives your registration materials. Requests for registration should be directed to Computershare as follows:

By email

Forward the email from your broker and/or other nominee, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail

Computershare

AquaBounty Technologies, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

To attend the annual meeting as a “street name” holder, following registration, visit www.meetnow.global/M29FZRP and follow the instructions on the notice or proxy card that you received.  Access to the webcast will begin on May 25, 2023 at 8:00 a.m. Eastern Time, and you should allow ample time for check-in.

Can I ask questions at the meeting?

If you wish to submit a question during the annual meeting and are entitled to do so as a stockholder of record or stockholder in “street name” as of the record date, you may log into, and submit a question on, the virtual meeting platform by following the instructions provided through the platform. All questions presented should relate directly to the proposals under discussion. Questions from multiple stockholders on the same topic or that are otherwise related to a particular topic may be grouped, summarized and answered together. If questions submitted are irrelevant to the business of the annual meeting or are out of order or not otherwise suitable for the conduct of the annual meeting, as determined by the Chair or Corporate Secretary in their reasonable judgment, we may choose to not address them. If there are any matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question posed was not otherwise answered, such matters may be raised separately after the annual meeting.

Our annual meeting will be governed by the meeting’s Rules of Conduct, which will address the ability of stockholders to ask questions during the meeting and rules for how questions will be recognized and addressed. The meeting’s Rules of Conduct will be available on the site prior to the annual meeting.

What do I do if I experience technical issues during the meeting?

The virtual meeting platform is supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plug-ins. Note: Internet Explorer is not a supported browser.  Participants should give themselves plenty of time to log in and ensure they have a strong Internet connection, and they can hear streaming audio prior to the start of the meeting.

Approximately 15 minutes prior to the start of and through the conclusion of the annual meeting, a support team will be ready to assist stockholders with any technical difficulties they may have in accessing or hearing the virtual meeting. If you encounter technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the meeting website.

Additional information regarding technical and logistical issues, including technical support during the annual meeting, will be available on the meeting website, which stockholders should refer to in the event that the annual meeting is adjourned or in the event of a technical failure or similar issue.

How do I revoke a proxy?

If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted at the annual meeting by:

•

delivering written notice of revocation to our Corporate Secretary at 2 Mill & Main Place, Suite 395, Maynard, Massachusetts 01754, which must be received by our Corporate Secretary prior to the start of the annual meeting;

•	submitting a later-dated proxy prior to the applicable cutoff times, as described above; or
•	attending the annual meeting via the live webcast available at www.meetnow.global/M29FZRP and voting.

Your attendance at the annual meeting will not, by itself, constitute a revocation of your proxy. You may also be represented by another person attending the annual meeting by executing an acceptable form of proxy designating that person to act on your behalf.

Shares may only be voted by or on behalf of the record holder of shares as of the record date, as indicated in our stock transfer records. If your shares are held in “street name,” then you must provide voting instructions to the broker and/or other nominee, as the appropriate record holder, so that such person can vote the shares in accordance with your preferences. In the absence of such voting instructions from you, the record holder will be entitled to vote your shares on “routine” matters. Please contact your broker and/or other nominee if you would like directions on how you may change or revoke your voting instructions.

Who is making this solicitation?

This solicitation is made on behalf of our Board, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to brokers and/or other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners upon request. We will reimburse brokers and/or other nominees for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers, and employees may solicit proxies by telephone, facsimile, or personal interview. No additional compensation will be paid to these individuals for any such services. We have engaged a third-party solicitor, Georgeson LLC, who may solicit proxies by telephone or by other means of communication on our behalf.  The cost for this service is estimated at $20,000, including expenses.  In addition, we have agreed to indemnify Georgeson LLC against certain claims, liabilities, losses, damages and expenses arising out of or in connection with these services.

How can I find the voting results?

We plan to announce preliminary voting results at the meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the annual meeting.

Stockholder Proposals for 2024 Annual Meeting

Stockholder proposals that are intended to be presented at our 2024 annual meeting of stockholders and included in our proxy statement relating to the 2024 annual meeting, pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received by us no later than December 8, 2023, which is 120 calendar days before the anniversary of the date on which this proxy statement was first distributed to our stockholders. If the date of the 2024 annual meeting is moved more than 30 days from the date of the 2023 annual meeting, the deadline for inclusion of proposals in our proxy statement for the 2024 annual meeting instead will be a reasonable time before we begin to print and send our proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2024 annual meeting.  To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 24, 2024.

If a stockholder wishes to request business be brought at our 2024 annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act), the stockholder must give advance notice to us prior to the deadline (the “Bylaw Deadline”) for the annual meeting determined in accordance with our Amended and Restated Bylaws (“bylaws”) and comply with certain other requirements specified in our bylaws. Under our bylaws, in order to be deemed properly presented, the notice of a proposal, including nominations for the election of directors, must be delivered to our Corporate Secretary no later than February 21, 2024, which is 45 calendar days prior to the first anniversary of the date on which we mailed the proxy materials for the 2023 annual meeting.

However, if we change the date of the 2024 annual meeting so that it occurs more than 30 days prior to, or more than 30 days after, May 25, 2024, stockholder proposals intended for presentation at the 2024 annual meeting, but not intended to be included in our proxy statement relating to the 2024 annual meeting, must be delivered to or mailed and received by our Corporate Secretary at 2 Mill & Main Place, Suite 395, Maynard, Massachusetts 01754 no later than the close of business on the ninetieth calendar day prior to the 2024 annual meeting or the twentieth calendar day following the day on which public disclosure of the date of the 2024 annual meeting is first made (the “Alternate Date”). We also encourage you to submit any such proposals via email to investors@aquabounty.com.    If a stockholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2024 annual meeting. Additional requirements applicable to notices of stockholder proposals are set forth in our bylaws.

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this annual meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting or any adjournment or postponement thereof.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board recommends that the stockholders vote FOR

the election of director nominees listed below.

Our Charter provides for the appointment to our Board of up to nine directors, who are elected for a one-year term to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our bylaws. The nominees named below have agreed to serve if elected, and we have no reason to believe that they will be unavailable to serve. If, however, the nominees named below are unable to serve or decline to serve at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our Board.  Richard J. Clothier is not standing for re-election at the annual meeting, and as a result, his term as director will end at the annual meeting.  We expect that the sitting directors will elect a new Board Chair subsequent to the annual meeting, pursuant to our bylaws. Unless a stockholder specifies otherwise, a returned, signed proxy will be voted FOR the election of each of the nominees listed below.

The following table sets forth information with respect to the persons nominated for re-election at the annual meeting:

		Director		Committees
Name	Age	Since	Position(s)	Audit	Comp	Nom-Gov
Ricardo J. Alvarez	67	2021	Director		Mem	Chair
Erin Sharp	65	2022	Director	Mem
Gail Sharps Myers	53	2021	Director	Mem	Chair
Christine St.Clare	72	2014	Director	Chair		Mem
Rick Sterling	59	2013	Director	Mem	Mem
Michael Stern	62	2022	Director			Mem
Sylvia A. Wulf	65	2019	Director, CEO and President

Ricardo J. Alvarez.  Dr. Alvarez joined the Board of AquaBounty in March 2021. He is currently the CEO of J&K Ingredients, a leading manufacturer of bakery ingredients globally. Prior to J&K Ingredients, he served as President and CEO of various food manufacturing companies including Passport Foods (SVC), LLC, Richelieu Foods, Ruiz Foods, Anita's Foods, Overhill Farms and Raymundo's Food Products. In his 25 years as a leader in the packaged food industry, Dr. Alvarez has implemented growth strategies including new go-to-market initiatives, geographic expansion and innovations of both product and packaging. Dr. Alvarez also has extensive board experience, having served on the boards of Bush Brothers Inc., Clement Pappas Inc., Ruiz Foods and Clear Springs Foods. He currently serves on the board of Phelps Pet Products Inc. Dr. Alvarez brings operational and food industry experience to our Board.

Erin Sharp.   Ms. Sharp joined the Board of AquaBounty in May 2022 and recently retired as Group Vice President of Manufacturing and Enterprise Sourcing for The Kroger Co. (NYSE: KR), where she was a Senior Officer having responsibility for companywide manufacturing, food safety and sourcing.  Prior to her 10 years with The Kroger Co, Ms. Sharp had increasing leadership roles in operations and finance with several large consumer product companies; including Sara Lee, Nestle Dreyer’s and Frito Lay.  She served as a board member for the national nonprofit organization Feeding America as well as several industry boards including American Bakers Association,  where she was the first female Chair, MilkPEP and the International Dairy Association.    Ms. Sharp earned a bachelor’s degree from the University of Western Ontario and a Master’s in Business Administration from the University of Texas. Ms. Sharp brings operational and food industry experience to our Board.

Gail Sharps Myers.  Ms. Sharps Myers joined the Board of AquaBounty in May 2021. She has been Executive Vice President, Chief Legal Officer and Chief People Officer at Denny’s Corporation (NASDAQ:DENN) since February 2021. She previously served as Senior Vice President, General Counsel and Secretary of Denny’s since September 2020 and as Senior Vice President and General Counsel from June 2020 to September 2020. Prior to joining Denny’s, she served as Executive Vice President, General Counsel, Chief Compliance Officer and Secretary of American Tire Distributors, Inc. from May 2018 to May 2020, as Senior Vice President, General Counsel and Secretary at Snyder’s-Lance, Inc. (NASDAQ:LNCE) from January 2015 to March 2018 and as Senior Vice President, Deputy General Counsel, Chief Compliance Counsel and Assistant Secretary from 2014 to 2015 at US Foods, Inc. She received her Doctor of Jurisprudence from The Washington College of Law at The American University, her Master’s in Business Administration from Arizona State University's W. P. Carey School of Business and her Bachelor of Arts in Political Science at Howard University. Ms. Sharps Myers’ experience and background make her well suited to serve on our Board.

Christine St.Clare.   Ms. St.Clare joined the Board of AquaBounty in May 2014. She is a former Audit Partner at KPMG LLP (“KPMG”) serving publicly traded companies until 2005, after which she transferred to the Advisory Practice, working in the Internal Audit, Risk and Compliance Practice until her retirement in 2010. She also served a four-year term on KPMG’s Board of Directors, where she chaired KPMG’s Audit and Finance Committee for three of the four years. She has served on the Board of Directors for Tilray, Inc. (“Tilray”) (NASDAQ:TLRY),  from their 2018 IPO through April 2021.  At Tilray, she chaired the Audit Committee and was a member of the Nominating & Governance Committee and the Compensation Committee. She formerly served on the boards of both Fibrocell Science, Inc. (“Fibrocell”), a company that specialized in the development of personalized biologics and Polymer Group, Inc. (“Polymer”), a global manufacturer of engineered materials.  Fibrocell was a NASDAQ listed company and Polymer was a Blackstone portfolio company with publicly traded debt.  For both Fibrocell and Polymer, Ms. St.Clare served as the Audit Committee Chair until their respective sales to strategic buyers.  Ms. St.Clare holds a Bachelor of Science in accounting from California State University at Long Beach and has been a licensed Certified Public Accountant in California, Texas and Georgia. Ms. St.Clare’s background in accounting and support of publicly held companies, as well as her experience with biotechnology, makes her well suited for service on our Board.

Rick Sterling.   Mr. Sterling has served on the Board of AquaBounty since September 2013. He served as the Chief Financial Officer at Precigen Inc. (NASDAQ:PGEN) (“Precigen”) from 2007 through March 2021, including leading them through their initial public offering in 2013. During his term at Precigen, Mr. Sterling was responsible for multiple private and public equity and debt capital raises, financial diligence for and integration of over a dozen acquisitions, SEC reporting and compliance, divestitures of businesses, budgeting, and negotiations of facility leases as well as oversight of human resource and information technology functions. Prior to joining Precigen, he was with KPMG where he worked in the audit practice for over 17 years, with a client base primarily in the healthcare, technology and manufacturing industries. He has a Bachelor of Science in Accounting from Virginia Tech and is a licensed Certified Public Accountant. Mr. Sterling’s background in audit and finance, as well as his experience with technology companies, make him well suited for service on our Board.

Michael Stern.  Dr. Stern joined the Board of AquaBounty in May 2022 and is the former CEO of The Climate Corporation and Digital Farming for Bayer Crop Science (“Bayer”) and a member of the Crop Sciences Executive Team.  Before joining Bayer, Dr. Stern had a 30-year career at Monsanto Company (NYSE:MON) (“Monsanto”), where he was a member of Monsanto’s Executive Team and led their Row Crop Business in the Americas.  In addition, Dr. Stern served in a variety of leadership roles at Monsanto, including Vice President of U.S. Seeds and Traits, President of American Seeds, CEO of Renessen LLC, a biotechnology joint venture with Cargill, and Director of Technology for Agricultural Productivity.  Dr. Stern is a member of the Board of Directors of Lavoro Limited (“LVRO”).  Dr. Stern also serves as Chairman of the Board of Trustees for the Missouri Botanical Garden and served on the board of the Monsanto Fund and the board of Clara Foods, a San Francisco based company focused on developing novel animal proteins from cell culture. Dr. Stern received a Ph.D. in Chemistry from Princeton University, a MS in Chemistry from the University of Michigan and a BS degree from Denison University.  Dr. Stern’s brings broad experience in the food industry and biotechnology to our Board.

Sylvia Wulf.   Ms. Wulf was appointed Executive Director, President, and Chief Executive Officer of AquaBounty in January 2019. Prior to joining AquaBounty, Ms. Wulf served as a Senior Vice President of US Foods, Inc. (NYSE:USFD), where she had been President of the Manufacturing Division since June 2011. Prior to US Foods, Ms. Wulf held senior positions in Tyson Foods, Inc. (NYSE:TSN), Sara Lee Corporation, and Bunge Corp (NYSE:BG). She is also currently on the Board of Directors and the Executive Committee of both the National Fisheries Institute and the Biotechnology Industry Organization.  Ms. Wulf received a Bachelor of Science in Finance from Western Illinois University and a Master’s in Business Administration from DePaul University. Ms. Wulf provides extensive experience in the food industry in North America, including its fish sector to our Board.

Our Executive Officers

The following table identifies our executive officers who are not members of our Board and sets forth their current positions with us.

Name	Age	Officer Since	Position(s)
David A. Frank	62	2007	Chief Financial Officer and Treasurer
Angela Olsen	54	2019	General Counsel and Corporate Secretary
Alejandro Rojas	61	2014	Chief Operating Officer, AquaBounty Farms

David A. Frank. Mr. Frank was appointed Chief Financial Officer and Treasurer of AquaBounty in October 2007.

Angela M. Olsen. Ms. Olsen was appointed General Counsel and Corporate Secretary in November 2019. Prior to joining AquaBounty, she served as Senior Advisor and Associate General Counsel at E.I. du Pont de Nemours and Company  (NYSE:DD) between 2017 and 2019.

Alejandro Rojas. Mr. Rojas joined AquaBounty as the Chief Operating Officer of AquaBounty Farms (our wholly owned subsidiary) in February 2014.

Our executive officers are elected by our Board and hold office until removed by the Board, and until their successors have been duly elected and qualified or until their earlier resignation, retirement, removal, or death. The principal occupation and employment during the past five years of each of our executive officers was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which they were or are to be selected as an executive officer. There are no material legal proceedings to which any of our executive officers or any associate of any such executive officer is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

Corporate Governance Principles

We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace. Our Code of Business Conduct and Ethics and the charters for each of the Audit, Compensation and Human Capital, and Nominating and Corporate Governance (“NCG”) Committees are available on the investor relations section of our corporate website (www.aquabounty.com). A copy of our Code of Business Conduct and Ethics and the committee charters may also be obtained upon request to Corporate Secretary, AquaBounty Technologies, Inc., 2 Mill & Main Place, Suite 395, Maynard, Massachusetts 01754.

Environmental, Social and Governance

Historically, we  have viewed the focus on Environmental, Social and Governance (“ESG”) concerns as foundational to a well-run business and fundamental to our Purpose and Values, as well as a critical aspect of how we operate our business, deliver results and drive continuous improvement.  We embraced ESG early in the development of our business practices, as we see it as a critical component to building our culture and as a strategic imperative for identifying increased efficiencies and effectiveness as we grow.  The ESG reporting requirements and norms will continue to evolve and we will continue to monitor those changes.  We believe taking ESG considerations into account in our decision-making process ensures a disciplined approach to risk management.  Our ESG Committee, comprised of our executive management team with oversight by our Board, has worked cross functionally to develop our strategy, structure, processes and the roadmap for the standards that are relevant to our business.

In 2021, we took an important step in our corporate governance evolution by committing to deeper understanding of material non-financial matters of our business across ESG aspects. We deployed a rigorous process where we identified and interviewed external advisors/consulting groups that would provide expertise to assist in developing and implementing our ESG initiatives and selected a qualified strategic counsel and partner. We also identified and implemented a digital system platform to track data inputs used for reporting calculations and to ensure we are collecting data and other ESG inputs on a consistent and ongoing basis.

Following a thorough review of the various ESG reporting standards, we selected the SASB Framework as our primary standard, as the accounting metrics for the Food Sector contain topics that are more specific and pertinent to our business model and operations during the current reporting period.  Additionally, our program and reporting incorporate alignment with several applicable GRI metrics and the United Nations Sustainable Development Goals (“UNSDGs”).    In our initial ESG materiality assessment we chose to focus on the aspects of (i) energy and water management; (ii) consumer welfare and employee health and safety; and (iii) diversity and inclusion, humane and considerate animal welfare, and sound governance and oversight structure.

For more information on our ESG efforts, please read our Annual Report on Form 10-K for the year ended December 31, 2022.

Code of Ethics

Our Board has adopted the Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including, but not limited to, our Chief Executive Officer and Chief Financial Officer and other executive and senior financial officers. The Code of Business Conduct and Ethics constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”).    Our Code of Business Conduct and Ethics is posted to our website, and we intend to disclose any amendment or waiver of a provision thereof that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at www.aquabounty.com) and/or in our public filings with the SEC. During fiscal year ended December 31, 2022, no waivers were granted from any provision of the Code of Business Conduct and Ethics.

Policy on Trading, Pledging and Hedging of Our Common Stock

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, nonpublic information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits short sales and derivative transactions of our stock by our employees, officers and directors, including hedging, short sales of our securities and the purchase or sale of puts, calls, or other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership. To our knowledge, each of our directors and executive officers complied with this policy during 2022.

Stockholder Communications with Directors

Stockholders may communicate with our directors by sending communications to the attention of the Chairman of the Board, the Chairperson of a committee of the Board, or an individual director via U.S. Mail or Expedited Delivery Services to our address at AquaBounty Technologies, Inc., 2 Mill & Main Place, Suite 395, Maynard, Massachusetts 01754. The Company will forward by U.S. Mail any such communication to the mailing address most recently provided by the Board member identified in the “Attention” line of the communication. All communications must be accompanied by the following information:

•	A statement of the type and amount of the securities of the Company that the submitting individual holds, if any;
•	Any special interest, other than in the capacity of security holder, of the submitting individual in the subject matter of the communication; and
•	The address, telephone number, and email address of the submitting individual.

Board Composition

Our Charter provides for the appointment to our Board of up to nine directors who are elected for a one-year term to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our bylaws.  The authorized number of directors may be changed by resolution of the Board. The Board has the power to appoint any person as a director to fill a vacancy on the Board.

Board Independence

As required by the Nasdaq listing rules, our Board evaluates the independence of its members at least once annually and at other appropriate times when a change in circumstances could potentially impact the independence or effectiveness of one of our directors.

In February 2023, our Board undertook a review of the composition of our Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board has determined each of Mses. St.Clare,  Sharps Myers and Sharp, and Messrs. Clothier, Alvarez, Sterling and Stern are each an “independent director” as defined under Nasdaq Listing Rule 5605(a)(2).

Board Leadership Structure

Our Board understands that board structures vary greatly among U.S. public corporations, and our Board does not believe that any one leadership structure is more effective at creating long-term stockholder value. Our Board believes that an effective leadership structure could be achieved either by combining or separating the Board Chair and Chief Executive Officer positions, so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, the Board believes that, to be effective, the governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

Currently, our Board separates the roles of Chief Executive Officer and Board Chair and the latter is elected by the independent directors. Our Board believes that this leadership structure is appropriate for the company at this time because it allows the Chief Executive Officer to focus on operating and managing the company. At the same time, the Board Chair can focus on leadership of the Board, including calling and presiding over Board meetings and executive sessions of the independent directors, preparing meeting agendas in collaboration with the Chief Executive Officer, serving as a liaison and supplemental channel of communication between

independent directors and the Chief Executive Officer, and serving as a sounding board and advisor to the Chief Executive Officer.    We believe this structure is appropriate given the size of our executive officer team and our growth trajectory in an evolving industry.

Nevertheless, the Board believes that “one size” does not fit all, and the decision of whether to combine or separate the positions of Chief Executive Officer and Board Chair will vary and depend upon our particular circumstances at a given point in time, taking into consideration the depth and breadth of the executive officer team and the composition of the Board.

Board’s Role in Risk Oversight

Our Board is actively engaged in the oversight of the risks we face and consideration of the appropriate responses to those risks. However, our Board delegates certain of such responsibilities to its committees. The Audit Committee is responsible for reviewing with management our company’s policies and procedures with respect to risk assessment and risk management, including reviewing certain risks associated with our financial and accounting systems, accounting policies, investment strategies, regulatory compliance, insurance programs, and other matters. The Audit Committee also reviews and comments on a periodic risk assessment performed by management. After the Audit Committee performs its review and comment function, it reports any significant findings to our Board. The Board is responsible for the oversight of our risk management programs and, in performing this function, receives periodic risk assessment and mitigation initiatives for information and approval as necessary.    In addition, under the direction of our Board and certain of its committees, our legal department assists in the oversight of corporate compliance activities. The Compensation and Human Capital Committee also reviews certain risks associated with our overall compensation program for employees to help ensure that the program does not encourage employees to take excessive risks.

Currently, our management team conducts an annual risk assessment that is led by our Chief Compliance Officer and provided to our Board as part of their oversight responsibility.  The process includes input from all executive officers and senior managers with all identified risks reviewed by our Disclosure Committee to ensure that all risks are accurately disclosed in our public filings.  Identified risks, along with mitigation plans are reviewed with our outside advisors and reported to our Board on an annual basis with quarterly updates.

Board Meeting Attendance

During 2022,  our Board met six times and each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served. Members of the Board and its committees also consulted informally with management from time to time. Additionally, non-management Board members met in executive sessions without the presence of management periodically during 2022. We do not have a formal policy regarding board members’ attendance at our annual meetings of stockholders, but encourage them to do so; all did in 2022.

Board Diversity

We strive to have a Board with race, ethnicity and gender diversity that represents our community and brings diverse ideas and backgrounds to the table.

The table below provides the Diversity Matrix for our Board:

Board Diversity Matrix (as of April 6, 2023)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose
Part I: Gender Identity
Directors	4	4	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	3	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Board Committees

Our Board has three standing committees: the Audit Committee, the Compensation and Human Capital Committee, and the NCG Committee, each of which operate pursuant to a written charter adopted by our Board that is available on our corporate website (www.aquabounty.com) under “Investor Relations.”

Audit Committee. Mses. St.Clare,  Sharps Myers, Sharp and Mr. Sterling serve as members of our Audit Committee, and Ms. St.Clare serves as its chair. Each member of the Audit Committee satisfies the special independence standards for such committee established by the SEC and Nasdaq, as applicable. Ms. St.Clare is an “audit committee financial expert,” as that term is defined by the SEC in Item 407(d) of Regulation S-K. Stockholders should understand that this designation is an SEC disclosure requirement relating to Ms. St.Clare’s experience and understanding of certain accounting and auditing matters, which the SEC has stated does not impose on the director so designated any additional duty, obligation, or liability than otherwise is imposed generally by virtue of serving on the Audit Committee and/or our Board.  No Audit Committee member is permitted to serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of the Audit Committee member to effectively serve on our Audit Committee.  Our Audit Committee is responsible for, among other things, oversight of our independent auditors and the integrity of our financial statements. Our Audit Committee held six meetings in 2022.

Compensation and Human Capital Committee. Ms. Sharps Myers and Messrs.  Alvarez and Sterling serve as members of our Compensation and Human Capital Committee, and Ms.  Sharps Myers serves as its chair. Our Compensation and Human Capital Committee is responsible for, among other things, establishing and administering our policies, programs, and procedures for compensating our executive officers and Board. The Compensation and Human Capital Committee may only delegate its authority to subcommittees of its members. None of the members of our Compensation and Human Capital Committee is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation and Human Capital Committee. Our Compensation and Human Capital Committee held five meetings in 2022.

Nominating and Corporate Governance Committee. Messrs.  Alvarez and Stern, and Ms. St.Clare serve as members of our NCG Committee and Mr. Alvarez serves as its chair. Our NCG Committee is responsible for, among other things, evaluating new director candidates and incumbent directors and recommending directors to serve as members of our Board committees. Our NCG Committee held seven meetings in 2022.

Director Nominees

Our Board believes that the Board should be composed of individuals with varied, complementary backgrounds who have exhibited proven leadership capabilities within their chosen fields. Directors should have the ability to quickly grasp complex principles of business and finance, particularly those related to our industry. Directors should possess the highest personal and professional ethics, integrity, and values and should be committed to representing the long-term interests of our stockholders. When considering a candidate for director, the NCG Committee will take into account a number of factors, including, without limitation, the following: depth of understanding of our industry; education and professional background; judgment, skill, integrity, and reputation; existing commitments to other businesses as a director, executive, or owner; personal conflicts of interest, if any; diversity; and the size and composition of the existing Board. Although the Board does not have a policy with respect to consideration of diversity in identifying director nominees, among the many other factors considered by the NCG Committee are the benefits of diversity in board composition, including with respect to age, gender, race, and specialized background. When seeking candidates for director, the NCG Committee may solicit suggestions from incumbent directors, management, stockholders, and others. Additionally, the NCG Committee may use the services of third-party search firms to assist in the identification of appropriate candidates.  During 2022, director search fees were approximately $88,000 relating to the searches that led to the appointments of Erin Sharp and Michael Stern.  The NCG Committee will also evaluate the qualifications of all candidates properly nominated by stockholders, in the same manner and using the same criteria. A stockholder desiring to nominate a person for election to the Board must comply with the stock holding and advance notice procedures of our Amended and Restated Bylaws, as described in the proxy statement under the heading “Stockholder Proposals for 2024 Annual Meeting.”

Director Compensation

We believe that the compensation we provide to our Board is both competitive and in line with that provided to boards of directors of similar companies in our industry. We plan to conduct a market assessment of director compensation in 2023.

For fiscal year 2022, the Chairman of our Board received annual compensation of £50,000 (approximately $60,450 using the pound sterling to U.S. Dollar spot exchange rate of 1.209 published in The Wall Street Journal as of December 31, 2022), payable in four quarterly installments. He also received an annual grant of restricted shares of our Common Stock valued at £20,000 (approximately $26,144 based on the fair market value on the date of grant), which vest in three tranches over two years.

For fiscal year 2022, all non-employee directors received an annual cash retainer of $40,000 (prorated for time of service), payable in four quarterly installments. The Chair of the Audit Committee received an additional $25,000, the Chair of the Compensation and Human Capital Committee and the Chair of the NCG Committee each received an additional $15,000, and members of a board committee received an additional $5,000 (prorated for time of service). All additional cash payments are paid in four quarterly installments.    All non-employee directors received an annual grant of options to purchase 2,500 shares of our Common Stock (with an exercise price equal to the fair market value on the date of grant), with vesting daily over one year.  In addition, Ms. Sharps Myers received a grant of options to purchase 1,486 shares of our Common Stock for prorated service during 2021.

The following table discloses all compensation provided to the non-employee directors for the most recently completed fiscal year ended December 31, 2022:

Director Summary Compensation Table

					As of December 31, 2022
	Fees earned or	Stock	Option		Unvested	Unexercised
	paid in cash	Awards (3)	Awards (3)	Total	Stock	Stock
Name	($)	($)	($)	($)	Awards	Options
R. Clothier	$ 60,450	$ 26,144	$ -	$ 86,594	18,735	-
R. Alvarez	55,968	-	2,813	58,781	-	4,583
T. Fisher (1)	16,129	-	2,813	18,942	-	-
A. Kirk (1)	16,129	-	2,813	18,942	-	-
E. Sharp (2)	26,855	-	908	27,763	-	2,500
G. Sharps Myers	60,000	-	4,202	64,202	-	3,986
C. St.Clare	70,000	-	2,813	72,813	-	20,800
R. Sterling	45,968	-	2,813	48,781	-	7,000
M. Stern (2)	26,855	-	908	27,763	-	2,500
J. Turk (1)	16,129	-	2,813	18,942	-	-
Total	394,483	26,144	22,896	443,523	18,735	41,369

(1)	Mr. Fisher, Ms. Kirk and Mr. Turk stepped down from the Board on May 27, 2022.
(2)	Ms. Sharp and Mr. Stern were elected to the Board on May 27, 2022.
(3)

The amounts in these columns represent the grant date fair value of stock awards and stock options granted in 2022, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718.  For a discussion of the assumptions used in calculating these values, see Note 8 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 7, 2023.

The following table provides the aggregate outstanding equity awards held by each non-employee director as of December 31, 2022.

	Unvested	Unexercised
	Stock	Stock
Name	Awards	Options
R. Clothier	18,735	-
R. Alvarez	-	4,583
E. Sharp	-	2,500
G. Sharps Myers	-	3,986
C. St.Clare	-	20,800
R. Sterling	-	7,000
M. Stern	-	2,500
Total	18,735	41,369

Vote Required

The election of our directors requires a plurality vote.  Director nominees are nominated to serve on our Board for a one-year term, to hold office until the next annual meeting of our stockholders or until the election and qualification of his or her successor and subject to his or her earlier death, disqualification, resignation or removal.  Each nominee must receive at least one FOR vote and nominees receiving the highest number of FOR votes are elected.  If nominees are unopposed, election requires only a single vote or more.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board recommends that stockholders vote FOR the ratification of the appointment of Deloitte & TOUCHE LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

The Audit Committee of the Board has appointed the firm of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and is asking the stockholders to ratify this appointment.

The Audit Committee believes that the retention of Deloitte for the 2023 fiscal year is in the best interest of us and our stockholders. One or more representatives of Deloitte are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

In the event the stockholders fail to ratify the appointment of Deloitte as our independent registered public accounting firm, the Audit Committee may reconsider its selection.

Principal Accountant Fees and Services

The following table summarizes the fees billed by Deloitte for the fiscal years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Audit Fees (1)	$ 529,721	$ 392,688
Audit Related Fees (2)	-	50,000
Tax Fees (3)	51,042	-
Total	$ 580,763	$ 442,688

(1)	Represents fees incurred for the audit of our consolidated financial statements and quarterly reviews.
(2)	Represents fees for services related to other filings with the SEC.
(3)	Represents fees incurred for tax preparation and tax-related compliance services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm, unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. The Audit Committee has delegated to its Chair the authority to evaluate and approve service engagements on behalf of the full Audit Committee in the event a need arises for specific pre-approval between Audit Committee meetings. All of the audit, audit-related, tax services, and all other services provided by our independent registered public accounting firm for the 2022 fiscal year were approved by the Audit Committee in accordance with the foregoing procedures.

Vote Required

The affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy at the annual meeting and entitled to vote on the matter is required to ratify the appointment of Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

PROPOSAL 3:

APPROVAL OF AN AMENDMENT TO OUR 2016 EQUITY INCENTIVE PLAN, AS AMENDED

Our Board recommends that the stockholders vote FOR the approval of the Plan Amendment, to increase the number of authorized shares of Common Stock available for issuance under the 2016 EIP to 4,300,000 and to require stockholder approval for the repricing or CASH BUYOUT of outstanding awards.

Introduction

Our 2016 Equity Incentive Plan, adopted on March 11, 2016, and amended on April 30, 2019 and on April 28, 2020, currently authorizes us to issue a total of 1,900,000 shares of Common Stock. On February 28, 2023, our Board determined that the number of shares of Common Stock available for issuance under the 2016 EIP was insufficient to continue to attract, retain, and motivate our employees, consultants, and directors using equity compensation. Subject to stockholder approval, the Board therefore unanimously approved an amendment to the 2016 EIP (i) to increase the number of shares of Common Stock authorized for issuance under the 2016 EIP from 1,900,000 shares to 4,300,000 shares and (ii)  to require stockholder approval for the repricing of outstanding awards or the cash buyout of outstanding awards (“Plan Amendment”). In accordance with the General Corporation Law of the State of Delaware, we are hereby seeking approval of the 2016 EIP, as further amended by the Plan Amendment, by our stockholders.

The proposed Plan Amendment would delete Section 3(a) of the 2016 EIP and replace it with the following text:

a.

Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustment, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 4,300,000 shares (the “Share Reserve”).

Further, the proposed Plan Amendment would delete Section 2(b)(xi) of the 2016 EIP and replace it with the following text:

b.

subject to the approval of the Company’s stockholders and with the consent of any adversely affected Participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding Award; (B) the cancellation of any outstanding Award and the grant in substitution therefor of a new Option, SAR, Restricted Stock Award, Restricted Stock Unit Award, Other Award, cash, or other valuable consideration determined by the Board, in its sole discretion, with any such substituted award (I) covering the same or a different number of shares of Common Stock as the cancelled Award and (II) granted under the Plan or another equity or compensatory plan of the Company; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

No other changes to the 2016 EIP are being proposed, and the Plan Amendment would not modify the number of shares held by, or the rights of, existing stockholders or participants in the 2016 EIP.

Reasons for the Share Increase

Equity awards have been historically and, we believe, will continue to be, an integral component of our overall compensation program for our employees, directors, and consultants. Approval of the Plan Amendment will allow us to continue to grant equity awards at levels we determine to be appropriate in order to attract new employees and directors, retain our existing employees and directors, and provide incentives for such persons to exert maximum efforts for our success. The 2016 EIP allows us to continue to utilize a broad array of equity incentives with flexibility in designing equity incentives, including stock option grants, stock appreciation rights, stock awards, and stock unit awards.

We believe it is critical for our long-term success that the interests of our employees and directors are tied to our success as “owners” of our business. The equity incentive programs we have in place are intended to build stockholder value by attracting and retaining talented employees and directors. We believe that we must continue to offer competitive equity compensation packages in order to retain and motivate the talent necessary for our continued growth and success. We carefully monitor the equity compensation and equity holdings of our employees, directors, and consultants, as well as the type of equity awards we grant, to ensure that these awards continue to provide incentives for the recipients to work toward our success.

The following table sets forth the number of shares remaining available for future awards under the 2016 EIP as of March 31, 2023:

Total shares outstanding	71,338,938
Total 2016 EIP share reserve	1,900,000
Shares issued and outstanding	(695,850)
Shares subject to outstanding stock awards	(403,232) (1)
Shares subject to outstanding stock option awards	(800,385) (2)
Shares available for future issuance	533
(1)	Represents shares subject to time-based stock awards with a weighted average remaining vesting term of 1.7 years.
(2)	Options outstanding had a weighted average per share exercise price of $2.94 and a remaining term of 6.8 years.

We have and we expect to continue to experience growth in personnel as we progress our business. An increase in the share reserve to 4,300,000 units would be equivalent to approximately 6% of our outstanding shares as of March 31, 2023.  This is consistent with the ratio of the share reserve to outstanding shares when it was last increased in 2020 to 1,900,000 units. If our stockholders do not approve the Plan Amendment, we believe that we will be unable to successfully use equity as part of our compensation program, as most biotech companies do, putting us at a significant disadvantage. The Board believes that, if the Plan Amendment is approved, the increase in the share reserve will leave sufficient reserves of authorized but unissued shares (i.e.,  2,400,533 shares of Common Stock) for the purpose of future equity grants under the 2016 EIP for the next three years. Therefore, we believe that approval of this request is in the best interest of our stockholders and our company.

Based solely on the closing price of our common stock as reported by NASDAQ on March 31, 2023, and the maximum number of shares that would have been available for awards as of such date under the 2016 EIP (taking into account the increase contemplated by the Plan Amendment), the maximum aggregate market value of the common stock that could potentially be issued under the 2016 EIP is $1.44 million.  The table below shows the number of awards granted under the 2016 EIP for the past three years.

Year	Stock Options	Stock Awards	Total
2020	104,458	100,319	204,777
2021	48,914	43,837	92,751
2022	214,755	265,088	479,843
Average	122,709	136,415	259,124

Key Features Designed to Protect Stockholders’ Interests

The design of the 2016 EIP, as amended by the Plan Amendment, reflects our commitment to corporate governance and the desire to preserve stockholder value as demonstrated by the following features:

"	Independent Administrator. Our Board has appointed the Compensation and Human Capital Committee, which is comprised entirely of non-employee directors to administer the 2016 EIP.
"	No Evergreen Feature. The maximum number of shares available for issuance under the 2016 EIP is fixed and cannot be increased without stockholder approval.
"

No Discount Awards; Maximum Term Specified. Stock options and stock appreciation rights must have an exercise price or base price no less than the fair market value on the date the award is granted (unless granted pursuant to an assumption of substitution for an existing award in connection with a change in control) and a term no longer than ten years’ duration.

"

Award Design Flexibility. Different kinds of awards may be granted under the 2016 EIP, giving us the flexibility to design our equity incentives to compliment the other elements of compensation and to support the attainment of our strategic goals.

"	No Tax Gross-ups. The 2016 EIP does not provide for tax gross-ups.
"	Fixed term. The 2016 EIP has a fixed term of ten years from its initial effective date, or March 11, 2026.
"	No repricing. The 2016 EIP, as amended by the Plan Amendment, does not permit repricing or buy-backs without stockholder approval.

Summary of the 2016 Equity Incentive Plan

The following summary of the material provisions of the 2016 EIP, as further amended by the Plan Amendment, is not intended to be exhaustive and is qualified in its entirety by the terms of the 2016 EIP, which is included as Exhibit 10.6 to the Company’s Registration Statement on Form 10 filed on November 7, 2016; the terms of the 2019 amendment to the 2016 EIP, which is included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 2, 2019;  the terms of the 2020 amendment to the 2016 EIP, which is included as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 29, 2020 and the terms of the Plan Amendment, a copy of which is set forth as Appendix A hereto.

Shares Available Under the 2016 EIP. The 2016 EIP, as further amended by the Plan Amendment, has a maximum share reserve of 4,300,000 shares of our common stock, subject to the permitted adjustments as explained below. Shares will return to the 2016 EIP, and will not reduce the number of shares available for issuance under the 2016 EIP, if the award: (1) expires or otherwise terminates without all of the shares covered by such award having been issued; (2) is settled in cash (i.e., the participant receives cash rather than stock); (3) is forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the participant; or (4) is reacquired by the Company in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of an award.

Administration. The 2016 EIP provides that the Board or a duly authorized committee thereof may administer the 2016 EIP (in such capacity, the “Administrator”). One or more of our officers may be empowered to designate employees to receive awards under the 2016 EIP and determine the size of any such awards (subject to certain limitations described in the 2016 EIP).    The Administrator determines which persons will receive awards, the number of shares subject to such awards, and the material terms and conditions of those awards, including the vesting, exercise, and delivery schedule for shares acquired under the awards. In addition, the Administrator may undertake an action that is treated as a repricing under generally accepted accounting principles, including reducing the exercise price to the then-current fair market value or canceling an outstanding underwater option in exchange for a new award or a cash payment,  but only to the extent such action is approved by stockholders. The Company will document these awards using forms approved by the 2016 EIP administrator. We may grant multiple awards to any participant, even if previously granted awards remain outstanding. The decisions of the Administrator are final and binding.

Eligibility. We may grant awards under the 2016 EIP to the officers, employees, directors, and consultants of the Company and its subsidiaries. As of March 31, 2023, approximately 107 individuals would have been eligible to participate in the Plan had it been effective on such date, which includes 8 executive officers, 92 employees who are not executive officers, 7 non- employee directors and 0 consultants.

Permitted Awards. Under the 2016 EIP, we may grant stock options, stock appreciation rights (SARs), restricted stock, restricted stock units, and other awards whose value is determined by reference to shares of our common stock.

Stock Options. A stock option is the right to purchase shares of common stock at a price not less than the fair market value per share at the date of grant (except to the extent permitted by the U.S. Internal Revenue Code (the “Code”) in connection with the assumption of or substitution of an option for another option or stock appreciation right in connection with a change in control). No stock option may be exercisable more than ten years from the date of grant. Each grant will specify the period of continuous service with us or any subsidiary that is necessary before the stock options become exercisable. The aggregate number of shares of our common stock actually issued or transferred on the exercise of incentive stock options will not exceed 8,600,000 shares of our common stock.

SARs. An SAR is a right to receive the appreciation distribution payable on the exercise of the SAR in an amount not greater than the excess of (i) the fair market value of the share of vested common stock subject to such award on the date of the exercise of the SAR over (ii) the strike price. SARs may be settled in cash, in shares of common stock, or in any combination of the two. The strike price for an SAR is generally not less than the fair market value per share at the date of grant (except to the extent permitted by the Code in connection with the assumption of or substitution of an option for another option or stock appreciation right in connection with a change in control).

Restricted Stock. A grant of restricted stock involves the transfer by us to a participant of ownership of a specific number of shares of common stock in consideration of the performance of services. A holder of restricted stock has voting, dividend, and other ownership rights in such shares. The transfer may be made without additional consideration or in consideration of a purchase price determined by the Administrator. Any dividends or other distributions paid with respect to unvested restricted stock will generally be subject to the same restrictions and risk of forfeiture as the underlying award.

RSUs. A grant of RSUs is the right to receive shares of common stock in the future, subject to any restrictions specified by the 2016 EIP administrator. During the restriction period and until shares are actually issued, the participant will have no rights of ownership in the shares of common stock. The Administrator may authorize the payment of dividend equivalents on RSUs, generally subject to the same restrictions and risk of forfeiture that apply to the underlying award.

Other Awards. The Administrator may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock.

Amendments. We may amend the 2016 EIP from time to time. If required by the rules of Nasdaq (or any other applicable securities exchange), we will seek stockholder approval of any Plan amendment that (i) would materially increase the benefits accruing to participants under the 2016 EIP, (ii) would materially increase the number of securities that may be issued under the 2016 EIP, (iii) would materially expand the class of participants under the 2016 EIP, or (iv) must otherwise be approved by our stockholders to comply with applicable law or the rules of Nasdaq (or such other securities exchange), including an amendment to permit repricing of outstanding awards or a cash buy-out of outstanding awards.

Transferability. Except as otherwise determined by the Administrator, awards are generally not transferable by the participant except by will or the laws of descent and distribution. In no event may any award granted under the 2016 EIP be transferred for value.

Adjustments. In the event of a change in our common stock without the receipt of consideration by the Company through a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the 2016 EIP as the share reserve, (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options, and (iii) the class(es) and number of securities and price per share subject to outstanding awards. The Board will make such adjustments, and its determination will be final, binding, and conclusive.

Change in Control. If we are subject to a change in control, the Administrator may: (i) arrange for the surviving corporation or acquiring corporation to assume or continue the award or to substitute a similar stock award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company in the transaction); (ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of the award to the surviving corporation or acquiring corporation; (iii) accelerate the vesting, in whole or in part, of the award (and, if applicable, exercisability), with the award terminating if not exercised (if applicable) immediately prior to the effective time; (iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the award; (iv) cancel or arrange for the cancellation of the award, to the extent not vested or not exercised, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; or (v) make a payment equal to the excess, if any, of (A) the value of the property the holder would have received on the exercise of the award immediately prior to the transaction over (B) any exercise price payable in connection with such exercise. For clarity, this payment may be zero if the fair market value of the property is equal to or less than the exercise price. The Board need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants.

Claw-Back Provisions. All awards granted under the 2016 EIP will be subject to recoupment in accordance with any clawback policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by applicable law (e.g., the Dodd- Frank Wall Street Reform and Consumer Protection Act). In addition, the Board may impose such other clawback, recovery, or recoupment provisions in an award agreement as the Board determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired shares of or other cash or property on the occurrence of cause.

Effective Date and Termination. The 2016 EIP became effective as of March 11, 2016 (the “Effective Date”). No grant will be made under the 2016 EIP after March 11, 2026, the tenth anniversary of the Effective Date. All grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable award agreement and the terms of the 2016 EIP.

New Plan Benefits

Because the grant of awards under the 2016 EIP is within the discretion of the Administrator, the Company cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the 2016 EIP. Accordingly, in lieu of providing information regarding benefits that will be received under the 2016 EIP, the following table provides information concerning the benefits that were received by the following persons and groups during 2022 under the 2016 EIP: each named executive officer (as listed in the Summary Compensation Table, which appears later in this proxy statement); all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

	Options		Stock Awards
	Average	Number of	Dollar	Number of
	Exercise Price	Awards	Value	Awards
Name and Position	($)	(#)	($) (1)	(#)
S. Wulf, President and Chief Executive Officer	1.52	36,842	64,000	42,105
D. Frank, Chief Financial Officer and Treasurer	1.52	23,564	40,934	26,930
A. Olsen, General Counsel and Secretary	1.52	23,658	41,098	27,038
All current executive officers, as a group	1.52	156,667	291,555	191,647
All current non-executive directors, as a group (2)	1.76	23,986	26,144	17,200
All current non-executive employees, as a group (2)	1.52	34,102	82,491	56,241
(1)

The valuation of stock awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating these values, see Note 8 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 7, 2023.

(2)	Represents the weighted-average exercise price for the group.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2016 EIP. It does not describe all federal tax consequences under the 2016 EIP, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The Company generally will be entitled to a tax deduction in connection with other awards under the 2016 EIP in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income.

Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests, or becomes non- forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Effectiveness of the Plan Amendment

If the Plan Amendment is approved by our stockholders, they will become effective immediately. If the Plan Amendment is not approved, the 2016 EIP would remain unchanged, and the number of authorized shares of Common Stock issuable under the 2016 EIP would remain 1,900,000. Other than as described herein, this proposed Plan Amendment effects no other changes to the 2016 EIP.

Vote Required

The affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy at the annual meeting and entitled to vote on the matter is required to approve the Plan Amendment, to increase the number of authorized shares of Common Stock reserved for issuance under the 2016 EIP to 4,300,000 and to require stockholder approval for the repricing or buy-back of outstanding awards.

PROPOSAL 4:

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our Board recommends a vote FOR the approval, on a non-binding advisory basis, of our named executive officer compensation as disclosed in this proxy statement.

As required by Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on a non-binding advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail under the heading “Executive Compensation and Other Information,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Stockholders are urged to read the “Executive Compensation and Other Information” section of this proxy statement, which discuss how our executive compensation policies and procedures implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our named executive officers. Our Board and the Compensation and Human Capital Committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The vote is advisory, which means that the vote is not binding on us, our Board or the Compensation and Human Capital Committee. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our Board. Although non-binding, the Board and the Compensation and Human Capital Committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration as they deem appropriate when making future decisions regarding our executive compensation program.

Accordingly, we are asking our stockholders to vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Named Executive Officers of AquaBounty Technologies, Inc., as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is hereby approved on a non-binding, advisory basis.”

Vote Required

The approval of this non-binding advisory proposal requires the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy at the annual meeting and entitled to vote on the matter.

PROPOSAL 5:

NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our Board recommends a vote of 1 YEAR for the frequency of future non-binding advisory votes on our named executive officers' compensation.

As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on how frequently we will hold a non-binding vote on our named executive officers’ compensation. We are required to solicit stockholder votes on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers at least once every six years, although we may seek stockholder input more frequently. By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future non-binding advisory votes to approve the compensation of our named executive officers every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal. Our Board has determined that an annual non-binding advisory vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of AquaBounty Technologies, Inc. approve, on a non-binding advisory basis, the submission by the Company of a non-binding, advisory say-on-pay resolution pursuant to Section 14A of the Exchange Act every:

•  one year;

• two years; or

• three years.

We recognize that our stockholders may have different views as to the best approach, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation. This vote is advisory and not binding on us or our Board. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our Board. Although non-binding, the Board and the compensation committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding the frequency of future advisory votes on the compensation of our named executive officers.

Vote Required

Stockholders will not be voting to approve or disapprove of the recommendation of our Board, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year or every three years. The proxy card provides stockholders with the opportunity to choose among four options with respect to this proposal (holding the vote every 1 YEAR, 2 YEARS, or 3 YEARS, or ABSTAIN from voting). The option among those choices that receives the affirmative vote of holders of a majority (or if a majority is not reached, the option that receives the most votes) of the shares of our Common Stock represented in person or by proxy at the annual meeting and entitled to vote on the matter will be deemed to be the frequency preferred by the stockholders.  Our Board values the opinions of the stockholders in this matter, and our Board intends to hold say-on-pay votes in the future in accordance with the frequency preferred by the stockholders.

OTHER MATTERS

We do not know of any matters to be presented at the 2023 annual meeting of stockholders other than those mentioned in this proxy statement. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board recommends.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our Common Stock as of March 31, 2023, by (i) each person who, to our knowledge, beneficially owns 5% or more of the outstanding shares of our Common Stock, (ii) each of our directors, (iii) each named executive officer (as listed in the Summary Compensation Table, which appears later in this proxy statement), and (iv) all current directors and executive officers as a group. None of the shares reported as beneficially owned by our directors or executive officers are currently pledged as security for any outstanding loan or indebtedness.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. The table lists applicable percentage ownership based on 71,338,938 shares of our Common Stock outstanding as of March 31, 2023. The number of shares beneficially owned includes shares of our Common Stock that each person has the right to acquire within 60 days of March 31, 2023, including upon the exercise of stock options or warrants. These stock options and warrants are deemed outstanding for the purpose of computing the percentage of outstanding shares of our Common Stock owned by such person but are not deemed outstanding for the purpose of computing the percentage of outstanding shares of our Common Stock owned by any other person.

	Number of
	Shares
	Beneficially	Percent
Name and address of beneficial owner (1)	Owned (3)	of Class
Randal J. Kirk (2)	5,340,330	7.5%
The Governor Tyler, 1881 Grove Avenue
Radford, VA 24141
Richard J. Clothier	91,496	*
Ricardo Alvarez	14,583	*
Erin Sharp	134,037	*
Gail Sharps Myers	14,412	*
Christine St.Clare	30,800	*
Rick Sterling	8,295	*
Michael Stern	37,537	*
Sylvia Wulf	474,490	*
David Frank	190,933	*
Angela Olsen	117,211	*
Executive officers and directors as a group (11 persons)	1,248,874	1.7%

*Indicates beneficial ownership of less than one percent of the total outstanding shares of our Common Stock.

(1) Unless otherwise indicated, the address for each beneficial owner is c/o AquaBounty Technologies, Inc., 2 Mill & Main Place, Suite 395, Maynard, MA 01754.

(2) Based solely on a Schedule 13D/A filed on November 24, 2021, by Randal J. Kirk and Third Security, LLC (“Third Security” and such filing, the “TS Schedule 13D/A”).  Third Security has sole voting and dispositive power with respect to 1,580,954 shares of Common Stock and Mr. Kirk and entities controlled by him, other than Third Security,  have sole voting and dispositive power with respect to 3,756,711 shares of Common Stock.    Shares beneficially owned excludes shares underlying expired stock options previously held by Mr. Kirk’s spouse and reported in the TS Schedule 13D/A, but includes 2,665 shares of Common Stock reported to us as held by Mr. Kirk’s spouse.

(3) Beneficial ownership includes:

•	Includes for Dr. Alvarez 4,583 shares of Common Stock issuable upon exercise of stock options within 60 days of March 31, 2023.
•	Includes for Ms. Sharp 2,537 shares of Common Stock issuable upon exercise of stock options within 60 days of March 31, 2023.
•	Includes for Ms. Sharps Myers 3,986 shares of Common Stock issuable upon exercise of stock options within 60 days of March 31, 2023.
•	Includes for Ms. St.Clare 20,800 shares of Common Stock issuable upon exercise of stock 24 options within 60 days of March 31, 2023.
•	Includes for Mr. Sterling 7,000 shares of Common Stock issuable upon exercise of stock options within 60 days of March 31, 2023.
•	Includes for Mr. Stern 2,537 shares of Common Stock issuable upon exercise of stock options within 60 days of March 31, 2023.
•	Includes for Ms. Wulf 202,479 shares of Common Stock issuable upon exercise of stock options within 60 days of March 31, 2023.
•	Includes for Mr. Frank 84,656 shares of Common Stock issuable upon exercise of stock options within 60 days of March 31, 2023.
•	Includes for Ms. Olsen 48,396 shares of Common Stock issuable upon exercise of stock options within 60 days of March 31, 2023.
•	Includes for our directors and executive officers as a group 469,493 shares of Common Stock issuable upon exercise of stock options within 60 days of March 31, 2023.

EXECUTIVE COMPENSATION

We are a “smaller reporting company” under SEC rules, and as such, we are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the reduced disclosure requirements applicable to smaller reporting companies. We are evaluating the need for revisions to our executive compensation program to ensure our program is competitive with those of the companies with which we compete for executive talent and is appropriate for a public company.

Named Executive Officers

The tables and discussion below present compensation information for our chief executive officer and our two other most highly compensated officers for the year ended December 31, 2022 (“fiscal year 2022”); all of whom we refer to collectively as our named executive officers. These officers are:

Name	Age	Positions
Sylvia A. Wulf	65	Chief Executive Officer and President
David A. Frank	62	Chief Financial Officer and Treasurer
Angela Olsen	54	General Counsel and Corporate Secretary

Summary Compensation Table

The following table provides certain summary information concerning the compensation paid to our named executive officers in the fiscal years ended December 31, 2022 and 2021.

			Non-Equity	Stock	Option	All other
		Salary	Incentive	Awards	Awards	Compensation	Total
Name and Position	Year	($) (1)	($) (2)	($) (3)	($) (3)	($) (4)	($)
S. Wulf	2022	409,693	40,000	64,000	41,449	8,415	563,557
CEO and President	2021	396,298	38,625	61,800	43,134	8,384	548,241
D. Frank	2022	299,469	25,583	40,934	26,511	8,984	401,481
CFO and Treasurer	2021	290,091	24,838	39,742	27,739	8,703	391,113
A. Olsen	2022	300,663	25,686	41,097	26,616	9,020	403,082
GC and Secretary	2021	291,248	24,937	39,900	27,846	7,852	391,783
(1)	Represents salaries before any employee contributions under our 401(k) plan.
(2)	Represents discretionary cash incentive awards for performance during the applicable fiscal year.
(3)

The amounts in these columns represent the grant date fair value of stock awards and stock options granted in 2022 and 2021, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the assumptions used in calculating these values, see Note 8 to our consolidated financial statements in our annual report on Form 10‑K for the fiscal year ended December 31, 2022, filed with the SEC on March 7, 2023.

(4)	Amounts in this column reflect 401(k) matching contributions.

As of December 31, 2022, we paid base salaries to Ms. Wulf, Mr. Frank, and Ms. Olsen of $412,000, $301,156, and $302,357, respectively. As of December 31, 2021, the base salaries of Ms. Wulf, Mr. Frank,  and Ms. Olsen were $400,000, $292,384, and $293,550, respectively. Base salaries are used to recognize the experience, skills, knowledge, and responsibilities required of all of our employees, including our named executive officers. Certain of our named executive officers are currently party to an employment agreement that provides for the continuation of certain compensation upon termination of employment. See “-Employment Agreements.”

Our Board may, at its discretion, award bonuses to our named executive officers from time to time. We typically establish bonus targets for our named executive officers and evaluate their performance based on the achievement of specified company and individual goals and objectives. Our management may propose bonus awards to the Compensation and Human Capital Committee of the Board primarily based on such achievements. Our Board makes the final determination of the eligibility requirements for and the amounts of such bonus awards.

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture, and help to align the ownership interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period.

Outstanding Equity Awards at Fiscal Year End

The following table provides certain summary information concerning outstanding equity awards held by our named executive officers as of December 31, 2022.

			Option Awards				Stock Awards (1)
Name and Position	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying options (#) unexercisable	Option Exercise Price	Option Vesting Date	Option Expiration Date	Number of shares or units that have not vested (2)	Market value of shares or units of stock that have not vested ($)
S. Wulf	30-Apr-2019	150,000		$ 2.22	30-Apr-2020	30-Apr-2029
CEO and President	12-Mar-2020	29,597	2,052	$ 1.88	12-Mar-2023	12-Mar-2030
	10-Mar-2021	4,858	3,189	$ 6.72	10-Mar-2024	10-Mar-2031
	10-Mar-2021						3,066	2,330
	14-Mar-2022	9,825	27,017	$ 1.52	14-Mar-2025	14-Mar-2032
	14-Mar-2022						28,070	21,333
D. Frank	27-Apr-2013	6,667		$ 7.50	27-Apr-2016	27-Apr-2023
CFO and Treasurer	20-Jan-2014	6,667		$ 23.40	20-Jan-2017	20-Jan-2024
	21-Apr-2017	10,000		$ 14.20	21-Apr-2020	21-Apr-2027
	27-Feb-2018	15,152		$ 2.50	27-Feb-2019	27-Feb-2028
	30-Apr-2019	20,000		$ 2.22	30-Apr-2020	30-Apr-2029
	12-Mar-2020	11,995	832	$ 1.88	12-Mar-2023	12-Mar-2030
	10-Mar-2021	3,124	2,051	$ 6.72	10-Mar-2024	10-Mar-2031
	10-Mar-2021						1,972	1,499
	14-Mar-2022	6,284	17,280	$ 1.52	14-Mar-2025	14-Mar-2032
	14-Mar-2022						17,953	13,644
A. Olsen	1-Nov-2019	35,000		$ 2.37	1-Nov-2020	1-Nov-2029
GC and Secretary	10-Mar-2021	3,136	2,059	$ 6.72	10-Mar-2024	10-Mar-2031
	10-Mar-2021						1,980	1,505
	14-Mar-2022	6,309	17,349	$ 1.52	14-Mar-2025	14-Mar-2032
	14-Mar-2022						18,025	13,699
(1)

The market value of stock awards that have not vested is based on the number of shares subject to the stock award outstanding times the closing price of our Common Stock on the Nasdaq Capital Market on December 31, 2022.

(2)	Stock awards vest 1/3 on the date of grant, 1/3 after one year from the date of grant and 1/3 after two years from the date of grant.
(3)	Option awards granted in 2018 and 2019 vested daily over a one-year period. All other option awards vest daily over a three-year period.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing information about the relationship between executive compensation actually paid to our principal executive officer (PEO) and the other named executive officers (NEOs), as calculated in accordance with Item 402(v) of Regulation S-K, and certain financial performance measures.

Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO Named Executive Officers	Average Compensation Actually Paid to Non-PEO Named Executive Officers	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2022	$ 563,557	$ 509,783	$ 402,282	$ 366,458	$ 35	$(22,157,195)
2021	$ 548,241	$ 550,890	$ 391,448	$ 366,254	$ 97	$(22,322,588)
2020	$ 534,706	$ 1,167,678	$ 314,069	$ 396,329	$ 404	$(16,399,985)

(1)	The PEO for each period disclosed was Sylvia Wulf.
(2)	The NEOs for each period disclosed were David Frank and Angela Olsen.
(3)	The equity adjustments made to derive actual compensation paid to our PEO and NEOs is contained in the following table.

	PEO			Non-PEO NEOs
	2022	2021	2020	2022	2021	2020
Total Compensation	$563,557	$548,241	$534,706	$402,282	$391,448	$314,069
Equity Adjustments:
Less FV of CY RS	(64,000)	(61,800)	(68,000)	(41,016)	(39,821)	(13,780)
Less FV of CY Options	(41,449)	(43,134)	(44,723)	(26,563)	(27,793)	(9,063)
Add YE FV of unvested RS	21,333	12,842	211,239	13,672	8,276	42,810
Add YE FV of unvested Options	17,292	10,217	196,320	11,082	6,582	39,788
Chg in FV of PY unvested RS	(18,089)	2,653	-	(11,658)	538	538
Chg in FV of PY unvested Options	(16,645)	4,120	-	(5,174)	835	-
Add CY Vested RS	21,333	20,704	22,665	13,672	13,339	4,593
Add CY Vested Options	8,670	7,722	42,036	5,556	4,977	8,518
Add PY Vested RS	1,165	(15,070)	39,381	5	(3,054)	3,605
Add PY Vested Options	16,616	64,396	234,054	4,601	10,925	5,251
Actual Compensation	$509,783	$550,890	$1,167,678	$366,458	$366,254	$396,329

Description of the Relationship Between Compensation Actually Paid and Selected Performance Metric

We believe it is critical for our long-term performance that the compensation program for our executive officers is structured to attract, retain and motivate the talent necessary for our continued growth and success.  The compensation for our PEO and NEOs includes salary, non-equity incentives and stock and option awards.  The equity incentive programs we have in place are intended to build stockholder value by tying the interests of our executive officers to the success of the Company as “owners” of our business.   The charts below depict the relationship between the executive compensation actually paid to our PEO and our non-PEO NEOs and our net income and the value of an initial fixed $100  investment based on Total Shareholder Return (“TSR”) for the three-year period of 2020 through 2022.

Employment Agreements

We have entered into employment agreements with each of Ms. Wulf, Mr. Frank and Ms. Olsen. Each agreement provides for the payment of a base salary; an annual bonus based on a percentage of the executive’s salary, determined at the discretion of our Board based on achievement of financial targets and other performance criteria; and certain other forms of benefits and compensation. Ms. Wulf’s agreement also included a one-time grant of an option to purchase 150,000 shares of our Common Stock and restricted shares of our Common Stock worth $350,000. Ms. Olsen’s agreement included a one-time cash bonus of $28,500, a one-time option grant to purchase 35,000 shares of our Common Stock and restricted shares of our Common Stock worth $70,000. In addition, under each agreement, we may terminate the employee’s employment without notice or payment at any time for cause.

Sylvia Wulf

The employment agreement with Ms. Wulf will remain in effect unless and until terminated in accordance with the terms and conditions set forth in the agreement. Ms. Wulf’s agreement provides that employment may be terminated by either us or Ms. Wulf with no less than thirty days’ notice to the other party. If Ms. Wulf’s employment is terminated by us without cause or by her for good reason, as those terms are defined in her employment agreement, Ms. Wulf would be paid one year of continued base salary, starting on the date of termination and a prorated earned bonus payment.  In addition, if such termination occurs within 12 months following the occurrence of a change in control (as such term is defined in her employment agreement), Ms. Wulf’s agreement also provides for 100% acceleration of her stock option and restricted share grants.

David Frank

Mr. Frank’s agreement provides that employment may be terminated by either us or Mr. Frank. If Mr. Frank’s employment is terminated by us without cause, as those terms are defined in his employment agreement, Mr. Frank would be paid one year of continued base salary and benefits, starting on the date of termination and a prorated earned bonus payment. In addition, if such termination occurs within 12 months following the occurrence of a change in control (as such term is defined in his employment agreement), Mr. Frank’s agreement also provides for 100% acceleration of his stock option and restricted share grants.

Angela Olsen

Ms. Olsen’s agreement provides that employment may be terminated by either us or Ms. Olsen. If Ms. Olsen’s employment is terminated by us without cause, as those terms are defined in her employment agreement, Ms. Olsen would be paid one year of continued base salary and benefits, starting on the date of termination and a prorated earned bonus payment.  In addition, if such termination occurs within 12 months following the occurrence of a change in control (as such term is defined in her employment agreement), Ms. Olsen’s agreement also provides for 100% acceleration of her stock option and restricted share grants.

401(k) Plan

We provide an employee retirement plan under Section 401(k) of the Internal Revenue Code (the “401(k) plan”), to all U.S. employees who are eligible employees as defined in the 401(k) plan. Subject to annual limits set by the Internal Revenue Service, we match 50% of eligible employee contributions up to a maximum of 3% of an employee’s salary, and vesting in our match is immediate. We made contributions in connection with the 401(k) plan during the years ended December 31, 2022 and 2021, of $90,278 and $80,925, respectively.

Registered Retirement Savings Plan

We also have a Registered Retirement Savings Plan for our Canadian employees. Subject to annual limits set by the Canadian government, we match 50% of eligible employee contributions up to a maximum of 3% of an employee’s salary, and vesting in our match is immediate. We made contributions in connection with this plan during the years ended December 31, 2022 and 2021, of $44,038 and $38,336, respectively.

Indemnification of Officers and Directors

We have agreed to indemnify our directors and officers in certain circumstances. See “Related-Party Transactions, Policies, and Procedures- Agreements with Our Directors and Executive Officers.”

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

RELATED-PARTY TRANSACTIONS, POLICIES, AND PROCEDURES

In addition to the director and executive compensation arrangements discussed above in the sections titled “Proposal 1 - Election of Directors” and “Executive Compensation and Other Information,” we have been a party to the following transactions since January 1, 2021, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets as of the end of the last two completed fiscal years, and in which any director, executive officer, or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a direct or indirect material interest. We also describe below certain transactions and series of similar transactions since January 1, 2021, with our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of or any entities affiliated with any of the foregoing persons to which we are party.

Agreements with Our Directors and Executive Officers

For more information regarding employment agreements with certain of our executive officers, see ‘‘Executive Compensation and Other Information- Employment Agreements.’’

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines, and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board to the maximum extent allowed under Delaware law.

Relationship Agreement with TS Aquaculture

On October 29, 2019, Precigen and TS Aquaculture, a company that is managed by Third Security, entered into a stock purchase agreement, pursuant to which TS Aquaculture purchased from Precigen all shares of our Common Stock held by Precigen, and Precigen assigned to TS Aquaculture all of Precigen’s rights and obligations under a Relationship Agreement that Precigen entered into with us in December 2012 (the “Relationship Agreement”). The Relationship Agreement was entered into in connection with the acquisition in October 2012 by Precigen of 47.56% of our outstanding share capital from Linnaeus Capital Partners B.V. and Tethys, our former major stockholders.

The Relationship Agreement set forth certain matters relating to TS Aquaculture’s relationship with us as a major stockholder. Pursuant to the Relationship Agreement, so long as the Relationship Agreement remained in effect and TS Aquaculture and its affiliates together controlled 25% or more of the voting rights exercisable at meetings of our stockholders, we would (a) nominate such number of TS Aquaculture nominees as may be designated by TS Aquaculture for election to our Board at each annual meeting of our stockholders so that TS Aquaculture  would have representation on our Board proportional to TS Aquaculture’s percentage shareholding, rounded up to the nearest whole person, and (b) recommend that stockholders vote to elect such TS Aquaculture nominees at the next annual meeting of stockholders occurring after the date of nomination.

The Relationship Agreement and related documents also provided for certain confidentiality obligations between the two parties. The Relationship Agreement would continue in full force and effect until TS Aquaculture and its affiliates ceased to control 10% or more of the voting rights exercisable at meetings of our stockholders.  As of November 23, 2021, TS Aquaculture and its affiliates held approximately 7.5% of our outstanding Common Stock, and accordingly, the Relationship Agreement terminated pursuant to its terms.

Letter Agreement with TS Aquaculture

On July 30, 2021, the Company entered into a letter agreement (the “Letter Agreement”) with TS Aquaculture and certain of its affiliates that required us to file a registration statement to register the shares of Common Stock held by TS Aquaculture and certain of its affiliates and keep it effective for a period of not less than 24 months.  The registration statement was filed on August 5, 2021.  TS Aquaculture agreed to pay all expenses incurred in connection with such registration statements. We and TS Aquaculture also agreed to modify the terms of the Relationship Agreement between us and TS Aquaculture so as to restrict assignments of the rights of TS Aquaculture thereunder.

The entry into the Letter Agreement constituted a “related party transaction” as defined by Item 404 of Regulation S-K because TS Aquaculture was an affiliate and has appointed three members of our board pursuant to the Relationship Agreement.  Pursuant to our policy, the Audit Committee is responsible for the review and approval of any “related party transaction”, as such term is defined in Item 404 of Regulation S-K, after it has reviewed and considered all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related party’s interest in the transaction.    As a result, entry into the Letter Agreement and this transaction was approved by the disinterested members of our Board on July 27, 2021, upon the recommendation of the Audit Committee.

As of December 31, 2022, the registration statement filed pursuant to the Letter Agreement for the Common Stock held by TS Aquaculture and certain of its affiliates remained active.

Policies and Procedures for Review of Related Person Transactions

Our Board has adopted a written policy with respect to related person transactions. This policy governs the review, approval, and ratification of covered related person transactions. The Audit Committee of the Board manages this policy.

For purposes of this policy, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which we (or any of our subsidiaries) were, are, or will be a participant, and in which any related person had, has, or will have a direct or indirect interest. For purposes of determining whether a transaction is a related person transaction, the Audit Committee relies upon Item 404 of Regulation S-K promulgated under the Exchange Act.

A “related person” is defined as:

•	any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become one of our directors;
•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;
•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee, or more- than-five-percent beneficial owner and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more-than-five-percent beneficial owner; or

•

any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The policy generally provides that we may enter into a related person transaction only if:

•	the Audit Committee pre-approves such transaction in accordance with the guidelines set forth in the policy;
•

the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, and the Audit Committee (or the chairperson of the Audit Committee) approves or ratifies such transaction in accordance with the guidelines set forth in the policy;

•	the transaction is approved by the disinterested members of the Board; or
•	the transaction involves compensation approved by the Compensation Committee of the Board.

If a related person transaction is not pre-approved by the Audit Committee, and our management determines to recommend such related person transaction to the Audit Committee, such transaction must be reviewed by the Audit Committee. After review, the Audit Committee will approve or disapprove such transaction. In addition, the Audit Committee reviews the policy at least annually and recommends amendments to the policy to the Board from time to time.

The policy provides that all related person transactions will be disclosed to the Audit Committee and all material related person transactions will be disclosed to the Board. Additionally, all related person transactions requiring public disclosure will be properly disclosed in our public filings.

The Audit Committee will review all relevant information available to it about the related person transaction. The policy provides that the Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The policy provides that the Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited consolidated financial statements for the year ended December 31, 2022, included in our Annual Report on Form 10‑K for that period.

Composition and Charter. The Audit Committee of our Board currently consists of four independent directors, as that term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules: Ms. St.Clare, who serves as Chair of the Audit Committee, Mr.  Sterling, Ms. Sharps Myers and Ms. Sharp. The Audit Committee operates under a written charter adopted by our Board and is available on our corporate website (www.aquabounty.com) under “Investor Relations.” The Board and the Audit Committee review and assess the adequacy of the charter and the Audit Committee performance on an annual basis.

Responsibilities. The Audit Committee assists our Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to our stockholders and others; reviewing our systems of internal control over financial reporting, disclosure controls and procedures, and our financial reporting process that management has established and the Board oversees; and endeavoring to maintain free and open lines of communication among the Audit Committee, our independent registered public accounting firm, and management. The Audit Committee is also responsible for the review of all critical accounting policies and practices to be used by us; the review and approval or disapproval of all proposed transactions or courses of dealings that are required to be disclosed by Item 404 of Regulation S-K that are not otherwise approved by a comparable committee or the entire Board; and establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also has the authority to secure independent expert advice to the extent the Audit Committee determines it to be appropriate, including retaining independent counsel, accountants, consultants, or others, to assist the Audit Committee in fulfilling its duties and responsibilities.

It is not the duty of the Audit Committee to plan or conduct audits or to prepare our consolidated financial statements. Management is responsible for preparing our consolidated financial statements and has the primary responsibility for assuring their accuracy and completeness, and the independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing its opinion as to their presenting fairly in accordance with Generally Accepted Accounting Principles (“GAAP”) our financial condition, results of operations, and cash flows. However, the Audit Committee does consult with management and our independent registered public accounting firm prior to the presentation of consolidated financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the Audit Committee is responsible for the oversight of the independent registered public accounting firm; considering and approving the appointment of and approving all engagements of, and fee arrangements with, our independent registered public accounting firm; and the evaluation of the independence of our independent registered public accounting firm.

In the absence of their possession of information that would give them a reason to believe that such reliance is unwarranted, the members of the Audit Committee rely without independent verification on the information provided to them, and on the representations made, by our management and our independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control over financial reporting and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s authority and oversight responsibilities do not independently assure that the audits of our consolidated financial statements are conducted in accordance with auditing standards generally accepted in the United States, or that our consolidated financial statements are presented in accordance with GAAP.

Review with Management and Independent Registered Public Accounting Firm. The Audit Committee has reviewed and discussed the quality, not just the acceptability, of our accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements with our management and our independent registered public accounting firm, Deloitte. In addition, the Audit Committee has consulted with management and Deloitte prior to the presentation of our consolidated financial statements to stockholders. The Audit Committee has discussed with Deloitte the matters required to be communicated by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received the written communications and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence from us, including whether its provision of non-audit services has compromised such independence.

Conclusion and Appointment of Independent Registered Public Accounting Firm. Based on the reviews and discussions referred to above in this report, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2022, for filing with the SEC.

Submitted by the Audit Committee of the Board:

Christine St.Clare (Chair)

Rick Sterling

Gail Sharps Myers

Erin Sharp

Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate this proxy statement or future filings made by us under those statutes, the Audit Committee report and reference to the independence of the Audit Committee members are not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

ANNUAL REPORT; AVAILABLE INFORMATION

A copy of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2022, filed with the SEC on March 7, 2023, is available over the Internet on our corporate website (www.aquabounty.com). The Annual Report on Form 10‑K is not incorporated into this proxy statement and is not considered proxy solicitation material.

Stockholders may request a paper or email copy of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2022, free of charge, by following the instructions in the proxy materials. All reports and documents we file with the SEC are also available, free of charge, on our corporate website (www.aquabounty.com) under “Investor Relations.”

[Ma

BY ORDER OF THE BOARD OF DIRECTORS OF AQUABOUNTY TECHNOLOGIES, INC.

Sylvia Wulf
President, Chief Executive Officer, and Director

Maynard, Massachusetts

April 6, 2023

Appendix A

AquaBounty Technologies, Inc.

Amendment No. 3 to the AquaBounty Technologies, Inc.

2016 Equity Incentive Plan

AquaBounty Technologies, Inc., a Delaware corporation (the "Company"), by action of its Board of Directors taken in accordance with the authority granted to it by Section 2(b)(vii) of the AquaBounty Technologies Inc. 2016 Equity Incentive Plan, as amended (the “Plan”), hereby amends the Plan in the following respect effective [          ], 2023:

Delete Section 3(a) of the Plan and replace it with the following text:

a.

Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustment, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 4,300,000 shares (the “Share Reserve”).

Delete Section 2(b)(xi) of the Plan and replace it with the following text:

b.

subject to the approval of the Company’s stockholders and with the consent of any adversely affected Participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding Award; (B) the cancellation of any outstanding Award and the grant in substitution therefor of a new Option, SAR, Restricted Stock Award, Restricted Stock Unit Award, Other Award, cash, or other valuable consideration determined by the Board, in its sole discretion, with any such substituted award (I) covering the same or a different number of shares of Common Stock as the cancelled Award and (II) granted under the Plan or another equity or compensatory plan of the Company; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

IN WITNESS WHEREOF, AquaBounty Technologies, Inc. has caused this instrument to be signed in its name by a duly authorized officer on this [               ], 2023.

AquaBounty Technologies, Inc.

By:

Angela M. Olsen

General Counsel and Secretary

AquaBounty VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/AQB** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AQB

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 1 YEAR on Proposal 5.

	For	Withhold		For	Withhold		For	Withhold
01 - Ricardo Alvarez	☐	☐	02 - Erin Sharp	☐	☐	03 - Gail Sharps Myers	☐	☐
04 - Christine St.Clare	☐	☐	05 - Rick Sterling	☐	☐	06 - Michael Stern	☐	☐
07 - Sylvia Wulf	☐	☐						

	1 Year	2 Years	3 Years	Abstain
5. To approve, on a non-binding basis, the frequency of future advisory votes to approve the compensation paid to our named executive officers.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1 U P X 5 7 1 0 3 5

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03S8WB

The 2023 Annual Meeting of Stockholders of AquaBounty Technologies, Inc. will be held on Thursday, May 25, 2023, 8:30 A.M. EDT, virtually via the internet at meetnow.global/M29FZRP.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/AQB

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AQB

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

AquaBounty Technologies, Inc.

Notice of Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for the 2023 Annual Meeting — May 25, 2023

Sylvia Wulf, David A. Frank and Angela M. Olsen, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present, at the Annual Meeting of Stockholders of AquaBounty Technologies, Inc., which will be held on May 25, 2023, at 8:30 a.m. EDT virtually via the internet, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR items 1, 2, 3, 4 and 1 YEAR on item 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. ☐